SUBSCRIPTION FOR COMMON SHARES

TO:                        Canadian Superior Energy Inc. (the “Corporation”)

The undersigned (the “Subscriber”) hereby irrevocably subscribes for and agrees to purchase the number of common shares

(“Common Shares”) of the Corporation set forth below for the aggregate subscription price (the “Aggregate Subscription Price”)

set forth below, representing a subscription price of Cdn. $0.52 per Common Share (the “Subscription Price”), upon and subject to the terms and conditions set forth in “Terms and Conditions of Subscription for Common Shares of Canadian Superior Energy Inc.”

attached hereto (together with this page and the attached Exhibit, the “Subscription for Common Shares”).

        Treherne Resources Ltd.

(Name of Subscriber - please print)

By:  signed “Clayton H. Riddell”

        (Authorized Signature)

        President

(Official Capacity or Title if Subscriber is a corporation - please print)

        Clayton H. Riddell

(Please print name of individual whose signature appears

above if different than the name of the Subscriber printed above.)

           4700, 888-3rd Street SW

(Subscriber’s Address)

        Calgary, AB T2P 5C5

        403-290-3613               clay.riddell@paramountres.com

(Telephone Number)                                       (E-Mail Address)

(Social Insurance Number, Federal Corporate Tax Account

Number or Tax Shelter ID Number)

Number of Common Shares: 38,461,538

Aggregate Subscription Price: $20,000,000.00 (Number of Common Shares x $0.52)

If the Subscriber is signing as agent for a principal.

unless it is deemed to be purchasing as principal

under NI 45-106, complete the following and ensure

that the applicable Exhibit(s) are completed on behalf

of such principal:

        same

(Name of Principal)

(Principal’s Address)

(Telephone Number)                                       (E-Mail Address)

Register the Common Shares as set forth below: same (Name) (Account reference, if applicable) (Address) (Address	Deliver the Common Shares as set forth below: same (Name) (Account reference, if applicable) (Contact Name) (Address) (Address)

ACCEPTANCE:  The Corporation hereby accepts the subscription as set forth above on the terms and conditions contained in this

Subscription for Common Shares.

                                                                                , 2009

CANADIAN SUPERIOR ENERGY INC.	Subscription No:

By:

This is the first page of an agreement comprised of 8 pages (not including attached Exhibit 1).

TERMS AND CONDITIONS OF SUBSCRIPTION FOR

COMMON SHARES OF CANADIAN SUPERIOR ENERGY INC.

Terms of the Offering

1. The Subscriber acknowledges (on its own behalf and, if applicable, on behalf of each person on whose behalf the Subscriber is contracting) that this subscription is subject to rejection or allotment by the Corporation in whole or in part at any time.

2. The Subscriber acknowledges (on its own behalf and, if applicable, on behalf of each person or whose behalf the Subscriber is contracting) that the Common Shares subscribed for by it hereunder form part of a larger issuance and sale by the Corporation (the “Offering”) of up to 96,153,846 Common Shares at a subscription price of $0.52 per Common Share to be sold by the Corporation on a non-brokered “private placement” basis.

Representations, Warranties and Covenants

3. The Subscriber (on its own behalf and, if applicable, on behalf of each person on whose behalf the Subscriber is contracting) (and for the purposes of the following representations, warranties and covenants, any reference to “it” or the “Subscriber” includes the Subscriber and each person on whose behalf the Subscriber is contracting, as applicable) represents, warrants, certifies and covenants to the Corporation (and acknowledges that the Corporation and its counsel are relying thereon) both at the date hereof and at the Closing Time that:

(a)

it has been independently advised as to restrictions with respect to trading in the Common Shares imposed by applicable securities legislation in the jurisdiction in which it resides, confirms that no representation has been made to it by or on behalf of the Corporation with respect to the absence of trading restrictions on the Common Shares, acknowledges that it is aware of the characteristics of the Common Shares, the risks relating to an investment therein and of the fact that it may not be able to resell the Common Shares, except in accordance with limited exemptions under applicable securities legislation and regulatory policy until expiry of the applicable hold period and compliance with the other requirements of applicable law; and it acknowledges that any certificates representing the Common Shares will bear a legend indicating that the resale of such securities is restricted for a period of four months and a day; and

(b)

it has not received or been provided with, nor has it requested, nor does it have any need to receive, any offering memorandum, any prospectus, sales or advertising literature, or any other document (other than financial statements, interim financial statements or any other document, the content of which is prescribed by statute or regulation) describing or purporting to describe the business and affairs of the Corporation which has been prepared for delivery to, and review by, prospective purchasers in order to assist it in making an investment decision in respect of the Common Shares; and

(c)

it has not become aware of any advertisement in printed media of general and regular paid circulation (or other printed public media), radio, television or telecommunications or other form of advertisement (including electronic display such as the Internet) with respect to the distribution of the Common Shares; and

(d)

unless it is purchasing under paragraph 3(e), it is or is deemed to be purchasing the Common Shares as principal for its own account or for the account of a disclosed principal, not for the benefit of any other person, for investment only and not with a view to the resale or distribution of all or any of the Common Shares, it is resident in the jurisdiction set out as the “Subscriber’s Address” on the face page hereof and, if the Subscriber is acting as agent for a disclosed principal, such disclosed principal is resident in the jurisdiction set forth on the face page of this Subscription for Common Shares as the “Principal’s Address” of the principal, and it or the disclosed principal, as applicable, fully complies with the criteria set forth below:

(i)

it is resident in or otherwise subject to applicable securities laws of British Columbia, Alberta, Saskatchewan or Ontario and it is an “accredited investor”, as such term is defined in National Instrument 45-106 (“NI 45106”) entitled “Prospectus and Registration Exemptions” promulgated under the securities legislation of each of the provinces of Canada and has concurrently executed and delivered a Representation Letter in the form attached as Exhibit 1 to this Subscription for Common Shares; or

(ii)

it is resident in or otherwise subject to applicable securities laws of British Columbia, Alberta, Saskatchewan or Ontario, it is a person (as defined in NI 45-106), purchasing the Common Shares as principal, it will have an acquisition cost of purchasing the Common Shares of not less than $150,000 paid in cash at the time of the trade and it was not created or used solely to purchase or hold securities to permit it to purchase securities in reliance on the exemption from the registration and prospectus requirements of applicable securities laws; or

(iii)

if it is resident in or otherwise subject to applicable securities laws of any jurisdiction referred to in the preceding paragraphs but not purchasing thereunder, it is purchasing pursuant to an exemption from prospectus and registration requirements (particulars of which are enclosed herewith) available to it under applicable securities legislation of the jurisdiction of its residence and shall deliver to the Corporation such further particulars of the exemption(s) and the Subscriber’s qualifications thereunder as the Corporation may request; and

(e)

if it is not purchasing the Common Shares as a principal (or as a deemed principal pursuant to NI 45106) under paragraph 3(d) hereof, it is duly authorized to enter into this Subscription for Common Shares and to execute and deliver all documentation in connection with the purchase on behalf of each beneficial purchaser, each of whom is purchasing as principal for its own account, not for the benefit of any other person, for investment only and not with a view to the resale or distribution of all or any of the Common Shares, it acknowledges that the Corporation is required by law to disclose to certain regulatory authorities the identity of each beneficial purchaser of Common Shares for whom it may be acting, it and each beneficial purchaser is resident in the jurisdiction set out as the "Subscriber's Address" on the face page hereof, and each beneficial purchaser complies with paragraph 3(d) hereof by virtue of its place of residence or by virtue of the securities laws of such place being applicable to the Subscriber; and

(f)

if the Subscriber is resident in or otherwise subject to applicable securities laws of a jurisdiction other than British Columbia, Alberta, Saskatchewan or Ontario and is otherwise outside the United States, the Subscriber confirms, represents and warrants that:

(i)

the Subscriber is knowledgeable of, or has been independently advised as to, the applicable securities laws of the jurisdiction in which the Subscriber is resident (the “International Jurisdiction”) and which would apply to the acquisition of the Common Shares;

(ii)

the Subscriber is purchasing the Common Shares pursuant to exemptions from prospectus or registration requirements or equivalent requirements under applicable securities laws or, if such is not applicable, the Subscriber is permitted to purchase the Common Shares under the applicable securities laws of the International Jurisdiction without the need to reply on any exemptions;

(iii)

the applicable securities laws of the International Jurisdiction do not require the Corporation to make any filings or seek any approvals of any kind whatsoever from any securities regulator of any kind whatsoever in the International Jurisdiction in connection with the issue and sale or resale of the Subscriber’s Common Shares;

(iv)

the purchase of the Common Shares by the Subscriber does not trigger:

(A)

any obligation to prepare and file a prospectus or similar document, or any other report with respect to such purchase in the International Jurisdiction; or

(B)

any continuous disclosure reporting obligation of the Corporation in the International Jurisdiction; and the Subscriber will, if requested by the Corporation, deliver to the Corporation a certificate or opinion of local counsel from the International Jurisdiction which will confirm the matters referred to in subsections (ii), (iii) and (iv) above to the satisfaction of the Corporation, acting reasonably;

(v)

it complies with paragraph 3(d) hereof as if it were a resident of Alberta; and

(g)

it acknowledges and certifies that:

(i)

no securities commission or similar regulatory authority has reviewed or passed on the merits of the Common Shares; and

(ii)

there is no government or other insurance covering the Common Shares; and

(iii)

there are risks associated with the purchase of the Common Shares; and

(iv)

there are restrictions on the Subscriber’s ability to resell the Common Shares and it is the responsibility of the Subscriber to find out what those restrictions are and to comply with them before selling the Common Shares; and

(v)

the Corporation has advised the Subscriber that the Corporation is relying on exemptions from the requirements to provide the Subscriber with a prospectus under the applicable securities legislation of the province or territory in which the Subscriber is resident, and, as a consequence of acquiring Common Shares pursuant to these exemptions, certain protections, rights and remedies provided by the applicable securities legislation of the province in which the Subscriber is resident, including statutory or contractual rights of rescission or damages, will not be available to the Subscriber; and

(h)

it is aware that the Common Shares have not been and will not be registered under the United States Securities Act of 1933, as amended (“U.S. Securities Act”), or the securities laws of any state of the United States and that these securities may not be offered or sold in the United States without registration under the U.S. Securities Act or compliance with requirements of an exemption from registration under the U.S. Securities Act and the applicable laws of all applicable states and acknowledges that the Corporation has no present intention of filing a registration statement under the U.S. Securities Act in respect of the Common Shares; and

(i)

the Common Shares have not been offered to the Subscriber in the United States, and the individuals making the order to purchase the securities and executing and delivering this Subscription for Common Shares on behalf of the Subscriber were not in the United States when the order was placed and this Subscription for Common Shares was executed and delivered; and

(j)

it is not purchasing the Common Shares on behalf of, or for the account or benefit of, a person in the United States, unless the Subscriber is a professional fiduciary, organized, incorporated or (if an individual) resident in the United States that is purchasing the Common Shares on behalf of a discretionary account or similar account (other than an estate or trust) held for the benefit or account of a non-U.S. person (within the meaning of Regulation S under the U.S. Securities Act); and

(k)

if it is a corporation, partnership, unincorporated association or other entity, it has been incorporated or created and is valid and subsisting under the laws of its jurisdiction of incorporation or creation, it has the legal capacity to enter into and be bound by this Subscription for Common Shares and further certifies that all necessary approvals of directors, shareholders or otherwise have been given and obtained; and

(l)

if it is an individual, it is of the full age of majority and is legally competent to execute this Subscription for Common Shares and take all action pursuant hereto; and

(m)

this Subscription for Common Shares has been duly and validly authorized, executed and delivered by and constitutes a legal, valid, binding and enforceable obligation of the Subscriber; and

(n)           in the case of a subscription by it for Common Shares acting as agent for a disclosed principal, it is duly authorized to execute and deliver this Subscription for Common Shares and all other necessary documentation in connection with such subscription on behalf of such disclosed principal and this Subscription for Common Shares has been duly authorized, executed and delivered by or on behalf of, and constitutes a legal, valid and binding agreement of such disclosed principal; and

(o)

it has such knowledge in financial and business affairs as to be capable of evaluating the merits and risks of its investment and it, or, where not purchasing as principal, each beneficial purchaser is able to bear the economic risk of loss of its investment; and

(p)

except for this Subscription for Common Shares it has relied solely upon publicly available information relating to the Corporation and not upon any oral or written representation as to fact or otherwise made by or on behalf of the Corporation and acknowledges that the Corporation’s counsel are acting as counsel to the Corporation and not as counsel to the Subscriber; and

(q)

it understands that Common Shares are being offered for sale only on a “private placement” basis and that the sale and delivery of the Common Shares is conditional upon such sale being exempt from the requirements as to the filing of a prospectus or delivery of an offering memorandum or upon the issuance of such orders, consents or approvals as may be required to permit such sale without the requirement of filing a prospectus or delivering an offering memorandum; and

(r)

if required by applicable securities legislation, regulations, rules, policies or orders or by any securities commission, stock exchange or other regulatory authority, the Subscriber will execute, deliver, file and otherwise assist the Corporation in filing, such reports, undertakings and other documents with respect to the issue of the Common Shares as may be required including, without limitation this duly completed and executed Subscription for Common Shares and a fully executed and completed Representation Letter in the form attached as Exhibit 1; and

(s)

it will not resell the Common Shares except in accordance with the provisions of applicable securities legislation and stock exchange rules, if applicable, in the future; and

(t)

other than or disclosed to the Corporation in writing, it does not act jointly or in concert with any other subscriber for Common Shares for the purposes of acquisition of the Common Shares; and

(u)

the entering into of this Subscription for Common Shares and the transactions contemplated hereby will not result in a violation of any of the terms or provisions of any law applicable to the Subscriber, or if the Subscriber is not a natural person, any of the Subscriber’s constating documents, or any agreement to which the Subscriber is a party or by which it is bound; and

(v)

it acknowledges that the Common Shares are being purchased pursuant to exemptions from the prospectus requirements contained in applicable securities legislation and, as a result:

(i)

the Subscriber is restricted from using most of the civil remedies available under applicable securities legislation;

(ii)

the Subscriber may not receive information that would otherwise be required to be provided to the Subscriber under applicable securities legislation; and

(iii)

the Corporation is relieved from certain obligations that would otherwise apply under applicable securities legislation; and

(w)

it acknowledges that it has been encouraged to and should obtain independent legal, tax and investment advice with respect to its subscription for the Common Shares and accordingly, has been independently advised as to the meanings of all terms contained herein relevant to the Subscriber for purposes of giving representations, warranties and covenants under this Subscription for Common Shares and the Corporation bears no responsibility whatsoever for any such matters; and

(x)

it acknowledges that the Corporation may complete additional financings in the future in order to develop the business of the Corporation and to fund its ongoing development; that there is no assurance that such financings will be available and, if available, on reasonable terms; any such future financings may have a dilutive effect on current security holders, including the Subscriber; that if such future financings are not available, the Corporation may be unable to fund its ongoing development; and

(y)

it confirms that neither the Corporation nor any of its directors, officers, employees or representatives, has made any representations (oral or written) to the Subscriber:

(i)

that any person will resell or repurchase the Common Shares; or

(ii)

as to the future price or value of the Common Shares; or

(iii)

that any person will refund the purchase price of the Common Shares; or

(iv)

that the Common Shares will be listed and posted for trading on a stock exchange or that application has been made to list and post the Common Shares for trading on a stock exchange; and

(z)

the Subscriber acknowledges that this Subscription for Common Shares is not enforceable by the Subscriber until the Subscription for Common Shares has been accepted by the Corporation; and

(aa)

the Subscriber is aware that there is no minimum amount under the Offering, the Corporation may close on any amount and the Subscriber may be the only purchaser under the Offering.

3.1

The Corporation agrees with the Subscriber that, provided the purchase of Common Shares by the Subscriber contemplated hereby is completed, the Corporation will ensure that Clayton Riddell, or another nominee of the Subscriber who is acceptable to the Corporation acting reasonably, is appointed to the board of directors of the Corporation.  The Corporation acknowledges that any one of Clayton Riddell, James Riddell, Sue Riddell or Mike Rose would be an acceptable nominee.

3.2

The Subscriber agrees with the Corporation that, provided the purchase of Common Shares by the Subscriber contemplated hereby is completed, neither the Subscriber nor any affiliate of the Subscriber will make, or will act jointly or in concert with any person who makes, any proposal or offer to acquire from the Corporation or any third party any securities or assets of the Corporation for a period of one year from December 17, 2009, without the prior written consent of the Corporation.

Closing

4. The Subscriber agrees to deliver to the Corporation not later than 4:00 p.m. (Calgary time) on the day that is two business days before the Closing Date (a) this duly completed and executed Subscription Agreement; (b) if the Subscriber is an “accredited investor” a fully executed and completed Representation Letter in the form of Exhibit 1; and (c) the Aggregate Subscription Price by wire transfer in immediately available funds, certified cheque or such other manner as is acceptable to the Corporation, payable to Canadian Superior Energy Inc., to be held as provided for in paragraph 5.

5. The sale of the Common Shares pursuant to this Subscription for Common Shares will be completed at the offices of Borden Ladner Gervais LLP, the Corporation’s counsel, in Calgary, Alberta at 8:00 a.m. (Calgary time) or such other time as the Corporation may specify (“Closing Time”) on January , 2009 or such other date as the Corporation may specify (the “Closing Date”).  At the Closing Time the Corporation shall receive all completed subscription agreements, including this Subscription Agreement, and the aggregate subscription amount against delivery by the Corporation of the certificates representing the Common Shares and such other documentation as may be required.

6. The Corporation shall be entitled to rely on delivery of a facsimile or scanned (PDF) copy of executed subscriptions, and acceptance by the Corporation of such facsimile or scanned subscriptions shall be legally effective to create a valid and binding agreement between the Subscriber and the Corporation in accordance with the terms hereof.  In addition, this Subscription for Common Shares may be executed in counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same document.

General

7. The Subscriber agrees that the representations, warranties and covenants of the Subscriber, and any person on whose behalf the Subscriber is contracting, herein will be true and correct both as of the execution of this Subscription for Common Shares and as of the Closing Time and will survive the completion of the issuance of the Common Shares.  The representations, warranties and covenants of the Subscriber, and any person on whose behalf the Subscriber is contracting, herein are made with the intent that they be relied upon by the Corporation and its counsel in determining the eligibility of a purchaser of Common Shares and the Subscriber agrees to indemnify the Corporation, the Agent and their respective affiliates, shareholders, directors, officers, partners, employees and agents (including their respective legal counsel) against all losses, claims, costs, expenses and damages or liabilities which any of them may suffer or incur which are caused or arise from a breach thereof.  The Subscriber undertakes to immediately notify the Corporation at Canadian Superior Energy Inc., Suite 3200, 400 - 5th Avenue S.W., Calgary, Alberta T2P 2V6, Attention:  Robb D. Thompson, Chief Financial Officer (Fax Number: (403) 216-2374) of any change in any statement or other information relating to the Subscriber set forth herein which takes place prior to the Closing Time.

8. The obligations of the parties hereunder are subject to the receipt of all required regulatory and shareholder approvals, including the approval of the Exchange.

9. The terms and provisions of this Subscription for Common Shares are binding upon and enure to the benefit of the Subscriber and the Corporation and their respective heirs, executors, administrators, successors and assigns; provided that, except for the assignment by a subscriber who is acting as nominee or agent to a disclosed principal and as otherwise herein provided, this Subscription for Common Shares is not assignable by any party without prior written consent of the other parties.  The terms and provisions of this Subscription Agreement may only be waived, amended or terminated by an instrument in writing signed by the party against whom such waiver, amendment or termination is sought.

10. The Subscriber (on its own behalf and, if applicable, on behalf of each beneficial purchaser on whose behalf the Subscriber is contracting) acknowledges and agrees that all costs incurred by the Subscriber (including any fees and disbursements of any special counsel retained by the Subscriber) relating to the sale of the Common Shares to the Subscriber shall be borne by the Subscriber.

11. The contract arising out of this Subscription for Common Shares and all documents relating thereto, which by common accord has been or will be drafted in English, shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.  The parties irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Alberta.  The parties hereto confirm their express wish that this Subscription for Common Shares and all documents and agreements directly or indirectly related thereto be drawn up in the English language.  Les parties reconnaissent leur volonté expresse que la présente convention de souscription ainsi que tous les documents et contrats s’y rattachant directment ou indirectement soient rédigés en langue anglaise.

12. The Subscriber (on its own behalf and, if applicable, on behalf of each beneficial purchaser on whose behalf the Subscriber is contracting) acknowledges that the Common Shares are being offered by the Corporation on a non-brokered “private placement” basis.

13. This Subscription for Common Shares represents the entire agreement of the parties hereto relating to the subject matter hereof and there are no representations, covenants or other agreements relating to the subject matter hereof except as stated or referred to herein.  The covenants, representations and warranties contained herein shall survive the closing of the transactions contemplated hereby.

14. The rights of the Subscriber provided for herein, including each representation and covenant of the Corporation, shall be in addition to and not in derogation of any other rights of action that the Subscriber may have against the Corporation as a result of this Subscription Agreement.

15. In this Subscription for Common Shares (including attachments), references to “$” or “Cdn. $” are to Canadian dollars.

16. The Subscriber (on its own behalf and, if applicable, on behalf of each beneficial purchaser on whose behalf the Subscriber is contracting) acknowledges that this Subscription for Common Shares and the Exhibit hereto require the Subscriber to provide certain personal information (the “Information”) to the Corporation. Such information is being collected by the Corporation for the purposes of completing the Offering, which includes, without limitation, determining the Subscriber’s eligibility to purchase the Common Shares (and underlying securities) under applicable securities legislation, preparing and registering any certificates representing securities to be issued to the Subscriber and completing filings required by any stock exchange or securities regulatory authority.  The Subscriber’s personal information may be disclosed by the Corporation to: (a) stock exchanges or securities regulatory authorities, (b) the registrar and transfer agent of the Corporation and (c) any of the other parties involved in the Offering, including legal counsel to the Corporation.  By executing this Subscription for Common Shares, the Subscriber consents to the foregoing collection, use and disclosure of the Subscriber’s personal information.  The Subscriber also consents to the filing of copies or originals of any of the Subscriber’s documents described herein as may be required to be filed with any stock exchange or securities regulatory authority in connection with the transactions contemplated hereby.  An officer of the Corporation is available to answer questions about the collection of personal information by the Corporation at the address provided in Section 7.

17. Each Subscriber for Common Shares in Ontario authorizes the indirect collection of the Information by the Ontario Securities Commission and confirms that it has been notified by the Corporation:

(i)

that the Corporation will be delivering the Information to the Ontario Securities Commission;

(ii)

that such Information is being collected indirectly by the Ontario Securities Commission under the authority granted to it in applicable securities laws;

(iii)

that such Information is being collected for the purpose of the administration and enforcement of applicable securities laws; and

(iv)

that the title, business address and business telephone number of the public official in the Province of Ontario who can answer questions about the Ontario Securities Commissions indirect collection of such Information is as follows:

Administrative Support Clerk

Ontario Securities Commission

Suite 1903, Box 55, 20 Queen Street West

Toronto, Ontario M5H 3S8

Telephone:

(416) 593-3684

18. The Subscriber (on its own behalf and, if applicable, on behalf of each beneficial purchaser on whose behalf the Subscriber is contracting) represents and warrants that the funds which will be advanced by the Subscriber to the Corporation hereunder will not represent proceeds of crime for the purposes of the Escrowed Funds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the “PCMLTFA”) and the Subscriber acknowledges that the Corporation may in the future be required by law to disclose the Subscriber’s name and other information relating to this Subscription for Common Shares and the Subscriber’s subscription hereunder, on a confidential basis, pursuant to the PCMLTFA.  To the best of its knowledge, none of the subscription funds to be provided by the Subscriber (i) have been or will be derived from or related to any activity that is deemed criminal under the laws of Canada, the United States of America, or any other jurisdiction, or (ii) are being tendered on behalf of a person or entity who has not been identified to the Subscriber.  The Subscriber shall promptly notify the Corporation if the Subscriber discovers that any of such representations ceases to be true, and to provide the Corporation with appropriate information in connection therewith.

19. Time is of the essence hereof.

EXHIBIT 1

REPRESENTATION LETTER

(FOR ACCREDITED INVESTORS)

TO:

Canadian Superior Energy Inc. (the “Corporation”)

In connection with the purchase of common shares of the Corporation (“Common Shares”) by the undersigned subscriber or, if applicable, the principal on whose behalf the undersigned is purchasing as agent (the “Subscriber” for the purposes of this Exhibit 1), the Subscriber hereby represents, warrants, covenants and certifies to the Corporation that:

1. The Subscriber is resident in or is otherwise subject to the laws of a jurisdiction of Canada or a jurisdiction other than Canada and is otherwise outside of the United States;

1. The Subscriber is purchasing the Common Shares as principal for its own account or complies with the provisions of paragraph 3(e) of the Subscription for Common Shares;

1. The Subscriber is an “accredited investor” within the meaning of National Instrument 45-106 entitled “Prospectus and Registration Exemptions” by virtue of satisfying the indicated criterion as set out in Appendix “A” to this Representation Letter;

1. The Subscriber was not created or used solely to purchase or hold securities as an accredited investor as described in paragraph (m) of the attached Appendix “A” of this Exhibit 1; and

1. Upon execution of this Exhibit I by the Subscriber, this Exhibit I shall be incorporated into and form a part of the Subscription for Common Shares.

Dated:

Dec 18, __________, 2009

Treherne Resources Ltd
Print name of Subscriber

By:	Signed “Clayton H. Riddell”
Signature

Clayton H. Riddell
Print name of Signatory (if different from Subscriber)

President
Title

IMPORTANT: PLEASE INITIAL APPENDIX “A” ON THE NEXT PAGE

APPENDIX “A” TO EXHIBIT 1

Accredited Investor - (defined in National Instrument 45-106) means:

NOTE:

The investor must initial beside the applicable portion of the above definition.

	(a)	a Canadian financial institution, or a Schedule III bank,

	(b)	the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada),

(c)

a subsidiary of any person or company referred to in paragraphs (a) or (b), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary,

(d)

a person registered under the securities legislation of a jurisdiction of Canada as an adviser or dealer, other than a person registered solely as a limited market dealer under one or both of the Securities Act (Ontario) or the Securities Act (Newfoundland and Labrador),

	(e)	an individual registered or formerly registered under the securities legislation of a jurisdiction of Canada as a representative of a person referred to in paragraph (d),

	(f)	the Government of Canada or a jurisdiction of Canada, or any crown corporation, agency or wholly owned entity of the Government of Canada or a jurisdiction of Canada,

(g)

a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l’Ile de Montréal or an intermunicipal management board in Québec,

	(h)	any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government,

	(i)	a pension fund that is regulated by the Office of the Superintendent of Financial Institutions (Canada), a pension commission or similar regulatory authority of a jurisdiction of Canada,

	(j)	an individual who, either alone or with a spouse, beneficially owns, financial assets having an aggregate realizable value that before taxes, but net of any related liabilities, exceeds $1,000,000,

(k)

an individual whose net income before taxes exceeded $200,000 in each of the two most recent calendar years or whose net income before taxes combined with that of a spouse exceeded $300,000 in each of the two most recent calendar years and who, in either case, reasonably expects to exceed that net income level in the current calendar year,

“CHR”	(l)	an individual who, either alone or with a spouse, has net assets of at least $5,000,000,

	(m)	a person, other than an individual or investment fund, that has net assets of at least $5,000,000 as shown on its most recently prepared financial statements,

(n)

an investment fund that distributes or has distributed its securities only to: (i) a person that is or was an accredited investor at the time of the distribution; (ii) a person that acquires or acquired securities in the circumstances referred to in sections 2.10 [Minimum amount investment], or 2.19 [Additional investment in investment funds] of National Instrument 45-106; or (iii) a person described in paragraph (i) or (ii) that acquires or acquired securities under section 2.18 [Investment fund reinvestment] of National Instrument 45-106,

(o)

an investment fund that distributes or has distributed securities under a prospectus in a jurisdiction of Canada for which the regulator or, in Québec, the securities regulatory authority, has issued a receipt,

(p)

a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a fully managed account by the trust company or trust corporation, as the case may be,

(q)

a person acting on behalf of a fully managed account managed by that person, if that person (i) is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction, and (ii) in Ontario, is purchasing a security that is not a security of an investment fund,

(r)

a registered charity under the Income Tax Act (Canada) that, in regard to the trade, has obtained advice from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity to give advice on the securities being traded,

	(s)	an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) to (d) or paragraph (i) in form and function,

(t)

a person in respect of which all of the owners of interests, direct, indirect or beneficial, except the voting securities required by law to be owned by directors, are persons that are accredited investors,

	(u)	an investment fund that is advised by a person registered as an adviser or a person that is exempt from registration as an adviser, or

	(v)	a person that is recognized or designated by the securities regulatory authority or, except in Ontario and Québec, the regulator as an accredited investor.

For the purposes hereof:

(a)

 “eligibility adviser” means

(i)

a person that is registered as an investment dealer and authorized to give advice with respect to the type of security being distributed, and

(ii)

in Saskatchewan or Manitoba, also means a lawyer who is a practicing member in good standing with a law society of a jurisdiction of Canada or a public accountant who is a member in good standing of an institute or association of chartered accountants, certified general accountants or certified management accountants in a jurisdiction of Canada provided that the lawyer or public accountant must not:

(A)

have a professional, business or personal relationship with the issuer, or any of its directors, executive officers, founders, or control persons, and

(B)
have acted for or been retained personally or otherwise as an employee, executive officer, director, associate or partner of a person or company that has acted for or been retained by the issuer or any of its directors, executive officers, founders or control persons within the previous 12 months;

(b)

“financial assets” means (i) cash, (ii) securities, or (iii) a contract of insurance, a deposit or an evidence of a deposit that is not a security for the purposes of securities legislation;

(c)

“fully managed account” means an account of a client for which a person makes the investment decisions if that person has full discretion to trade in securities for the account without requiring the client’s express consent to a transaction;

(d)

“individual” means a natural person, but does not include

(i)

a partnership, unincorporated association, unincorporated syndicate, unincorporated organization or a trust, or

(ii)

a natural person in the person’s capacity as trustee, executor, administrator or other legal representative;

(e)

“investment fund” means a mutual fund or a non-redeemable investment fund, and, for greater certainty in British Columbia, includes an EVCC (an employee venture capital corporation that does not have a restricted constitution, and is registered under Part 2 of the Employee Investment Act (British Columbia), and whose business objective is making multiple investments) and a VCC (a venture capital corporation registered under Part 1 of the Small Business Venture Capital Act (British Columbia) whose business objective is making multiple investments);

(f)

“mutual fund” includes an issuer whose primary purpose is to invest money provided by its security holders and whose securities entitle the holder to receive on demand, or within a specified period after demand, an amount computed by reference to the value of a proportionate interest in the whole or in part of the net assets, including a separate fund or trust account, of the issuer of the securities;

(g)

“non-redeemable investment fund” means an issuer,

(i)

whose primary purpose is to invest money provided by its security holders,

(ii)

that does not invest, (A) for the purpose of exercising or seeking to exercise control of an issuer, other than an issuer that is a mutual fund or a non-redeemable investment fund, or (B) for the purpose of being actively involved in the management of any issuer in which it invests, other than an issuer that is a mutual fund or a non-redeemable investment fund, and

(iii)

that is not a mutual fund;

(h)

“person” includes:

(i)

an individual,

(ii)

a corporation,

(iii)

a partnership, trust, fund and an association, syndicate, organization or other organized group of persons, whether incorporated or not, and

(iv)

an individual or other person in that person’s capacity as a trustee, executor, administrator or personal or other legal representative; and

(i)            “related liabilities” means:

(i)

liabilities incurred or assumed for the purpose of financing the acquisition or ownership of financial assets; or

(ii)

liabilities that are secured by financial assets.

All monetary references are in Canadian Dollars.